Exhibit (a)(5)(B)

Ardagh Group S.A. Announces Preliminary Results of Exchange Offer

LUXEMBOURG (October 6, 2021) – Ardagh Group S.A. (“AGSA” or the “Company”) (NYSE: ARD) today announced the preliminary results of its offer to exchange all outstanding Class A Common Shares (the “AGSA Shares”) for shares of Ardagh Metal Packaging S.A. (NYSE: AMBP) (“AMPSA Shares”) currently held by AGSA, which expired at 11:59 p.m., New York City time, on October 5, 2021.

Based on the preliminary count by Computershare Trust Company, N.A., the exchange agent for the exchange offer, a total of 15,869,750 AGSA Shares were validly tendered and not validly withdrawn.

In accordance with the terms and conditions of the exchange offer and based on the preliminary count by Computershare Trust Company, N.A., the Company expects to accept for exchange approximately 15,869,750 AGSA Shares (representing approximately 85% of the total outstanding AGSA Class A Common Shares, as of October 5, 2021) for approximately 39,674,374 AMPSA Shares. Following the expected completion of the exchange offer, AGSA's ownership of AMPSA is expected to be approximately 75%, with the public float increasing to approximately 25%.

The number of AGSA Shares and AMPSA Shares to be exchanged are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the exchange agent and is based on the assumption that all AGSA Shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period. The final number of AGSA Shares and AMPSA Shares to be exchanged will be announced following the expiration of the guaranteed delivery period and completion by the exchange agent of the confirmation process. Exchange of the AGSA Shares and AMPSA Shares validly tendered and not withdrawn will occur promptly thereafter.

As previously announced, in light of the successful completion of the exchange offer, AGSA initiated the process for voluntary delisting of the AGSA Shares from the New York Stock Exchange (the “NYSE”) and their deregistration under the Securities Exchange Act of 1934, as amended. Accordingly, the last day of trading of the AGSA Shares on the NYSE was October 5, 2021.

Persons with questions regarding receipt of AMPSA Shares pursuant to the exchange offer should review the Registration Statement on Form F-4 (Reg. No. 333-259225) filed by Ardagh Metal Packaging S.A. with the Securities and Exchange Commission (as may be amended or supplemented from time to time, the “Registration Statement”) and/or contact Georgeson, the information agent for the exchange offer, at 866-628-6079 or +1-781-575-2137.

About Ardagh Group

Ardagh is a global supplier of infinitely-recyclable metal and glass packaging for the world’s leading brands. Ardagh operates 57 metal and glass production facilities in 12 countries, employing more than 16,000 people with sales of approximately $7 billion.

About Ardagh Metal Packaging

Ardagh Metal Packaging (“AMP”) is a leading global supplier of infinitely recyclable, sustainable, metal beverage cans and ends to brand owners. A subsidiary of Ardagh’s sustainable packaging business, AMP is a leading industry player across Europe and the Americas with innovative production capabilities. AMP operates 23 production facilities in nine countries, employing close to 5,000 employees and had sales of approximately $3.5 billion in 2020.

Forward-Looking Statements

This press release includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected size or other terms of the exchange offer and AGSA’s ability to complete the exchange offer. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Contacts:

Investors:
Email: john.sheehan@ardaghgroup.com

Media:

Pat Walsh, Murray Consultants
Tel.: +1 646 776 5918 / +353 87 2269345
Email: pwalsh@murrayconsult.ie